UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SL GREEN REALTY CORP.
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May 19, 2016 SUPPLEMENTAL PROXY MATERIALS

SL Green Realty Corp. (“SLG,” the “Company” or “we”) asks for your support at our upcoming 2016 annual meeting of stockholders on June 2, 2016 by voting FOR all proposals that are unanimously recommended by our Board of Directors, including Proposal 2: Advisory Vote on the Compensation of our Named Executive Officers (“Say-on-Pay Proposal”). Institutional Shareholder Services, Inc. (“ISS”) recommended a vote FOR Proposals 1, 3 and 4 (Approval of Our Fourth Amended and Restated 2005 Stock Option and Incentive Plan), but recommended AGAINST our Say-on-Pay Proposal (Proposal 2). We strongly believe the ISS recommendation on Proposal 2 is unwarranted and urge our stockholders to vote in favor of Proposal 2 based on the following factors: • Our executive compensation program strongly emphasizes pay-for-performance and closely aligns the interests of our executives with those of stockholders. Consistent with that philosophy, our CEO’s annual bonus was reduced by $1 million (or a 12.5% reduction) in recognition of our negative 2.97% total return to shareholders (TRS) in 2015. Despite our 2015 TRS performance, we have consistently maintained a leading TRS over the long-term, with our 5-year, 10-year and 15-year TRS performance the best among our office REIT peers. Our G&A expense (as a percentage of total assets and revenues) is among the lowest of our office REIT peers. Our Lead Independent Director/Chairman of the Compensation Committee has conducted extensive stockholder outreach over the last several years, including contacting owners of more than 65% of our outstanding common stock since the 2015 annual meeting. We have made substantial changes to compensation and governance practices in direct response to stockholder feedback over the past several years. • • • • We disagree with ISS’s recommendation with regard to Proposal 2 and have prepared the following presentation to further emphasize our pay-for-performance structure and strong response to stockholder feedback. 2 To Our Stockholders

• Our CEO’s annual bonus for 2015 was reduced by $1,000,000, or 12.5%, from his annual bonus for 2014 – primarily due to our disappointing TRS performance in 2015 balanced against our continued superior long-term TRS performance and strong operational performance in 2015. Amounts in the Summary Compensation Table for 2015, which was utilized by ISS as a basis for their criticism, do not properly represent compensation for our CEO as they are overstated due to the following factors: 1. The Summary Compensation Table includes a $4.8 million accounting valuation for the multi-year Outperformance Plan, which is currently out-of-the-money. 2. The value of the contract equity awards (which was fixed at 87,870 LTIP units if performance hurdles were met each year) increased solely due to the success of our stock price over the contract period. If the performance-based contract equity awards were valued at the closing stock price on January 18, 2013 (the effective date of Mr. Holliday’s contract), the grant would have been valued at $3.3 million less than what is reported in this year’s proxy. If compensation were adjusted for the items above, our CEO’s 2015 reported compensation would be approximately $14.8 million, substantially less than the $23.0 million reported in the 2015 Summary Compensation Table. In order for participants to earn the full award under our 2014 Outperformance Plan, our TRS during the performance period must equal or exceed 50%, which would represent total returns to stockholders in excess of $5 billion, and be in the top 25% of Index Companies. Our 2014 Outperformance Plan has not yet hit the thresholds to earn awards under either the absolute or relative components. We would need to achieve TRS of 36.6% and 64.8% from March 31, 2016 through August 31, 2017 in order for executives to earn the threshold and maximum absolute TRS amounts, respectively, under our 2014 Outperformance Plan. • • • • SL Green has greatly exceeded peer group returns over the long term. 3 Our Executive Compensation Program is All About Pay-for-Performance

We listened to our stockholders very carefully and, as a result, made meaningful compensation and governance changes in response to the feedback we received. program is now increased in each 4 Stockholder support for our executive compensation substantial having of the past 3 years Actions •Removed NYC-based asset managers •On a going forward basis, we will review compensation and performance using a NYC-based REIT peer group and a national office REIT index •Implemented a formulaic bonus structure in 2014 •Increased the portion tied to quantifiable performance metrics each year, now 100% for 2016 for our top 3 executives •Reduced the number of LTIP units subject to employment agreement award by 24%, now 100% performance-based and subject to increased maximum performance hurdles •No longer entitled to ungranted performance-based LTIP units without change in control •Double trigger for cash severance and accelerated vesting •Robust performance hurdles, requiring a 50% absolute TRS over the 3-year performance period (one of the highest hurdles in the REIT industry) and relative TRS in the top 25% of our peers to fully earn awards •No single trigger acceleration •Reduced annual bonus for 2015 and going forward expect to further reduce the annual bonus •Will no longer participate in future outperformance plans Category Peer Group Annual Cash Bonus Program CEO Employment Agreement Outperformance Plans Executive Chairman Compensation Significant Response to Stockholder Engagement

During 2015, our industry leading management team, headed up by our CEO, led us to achieve strong operational and financial results, including the following: 0.0% 2013 2014 2015 2016 (2) Organizational Achievements 2.3 million square feet of Manhattan office leases at 15.3% mark-to- Added to S&P 500 Index 97.1% occupancy for the same store Manhattan office portfolio (1) Refer to page 66 of our Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of FFO to net income attributable to our common stockholders and information regarding our use of FFO. Refer to Appendix B to the proxy statement for our 2016 annual meeting for a reconciliation of combined same-store cash net operating income and information regarding our use of these financial measures. Midpoint of management’s 2016 annualized FFO guidance range. For a reconciliation of this 2016 FFO guidance, see our Form 8-K filed on April 20, 2016 available at https://www.sec.gov/Archives/edgar/data/1040971/000104097116000019/0001040971-16-000019-index.htm. Projected based on management guidance. (2) (3) 5 Growth in FFO Per Share(1)Growth in Cash Same Store NOI(1) $7.006.0% 4.0% $3.50 2.0% $-2013201420152016 (3) Operating Success Leasing Results market Obtained full investment grade ratings for our unsecured debt Acquisition/Disposition Volume*Represents guidance provided in our earnings release issued on April 20, 2016, which Executed over $3.4 billion of real estate acquisitions and over $1.7was subject to the assumptions and qualifications set forth therein. We have not reaffirmed billion of real estate dispositionsguidance since April 20, 2016 and are not doing so by restating it herein. 6.0%* 4.6% 3.5% 3.0% $7.00* $6.38 $5.85 $5.16 2015 Business Highlights

66% 6 Total Return to Shareholders 600% 535%535% 500% 400% 300% 200% 100% 0% Five Year TRSTen Year TRSFifteen Year TRS SNL US REIT Office IndexSL Green Realty Corp. Exceptional Long-Term Growth 15-Year TRS 207% 81%84% 54% Superior Long-Term TRS Performance

Low General and Administrative Expenses

Our G&A expense (which includes executive compensation) as a percentage of total assets and revenues was among the lowest of our office peers (consisting of thirteen companies, including SLG).

G&A as a Percentage of Total Assets[(1)]	2013	2014	2015
Peer Average	0.84%	0.81%	0.80%
Peer Median	0.73%	0.74%	0.82%
SLG	**0.58%**	**0.54%**	**0.48%**
SLG's Rank:	**4th Lowest**	**4th Lowest**	**Lowest**

G&A as a Percentage of Total Revenues[(1)]	2013	2014	2015
Peer Average	7.13%	7.03%	6.42%
Peer Median	7.25%	6.60%	6.26%
SLG	**6.29%**	**6.08%**	**5.71%**
SLG's Rank:	**6th Lowest**	**6th Lowest**	**4th Lowest**

[(1)] Percentages of total revenues and total assets are presented on a consolidated basis. Companies used for comparison in G&A expense analysis include: Alexandria Real Estate Equities, Inc., Boston Properties, Inc., Brandywine Realty Trust, Digital Realty Trust, Douglas Emmett, Inc., Duke Realty Corporation, Empire State Realty Trust, Inc., Kilroy Realty Corporation, Liberty Property Trust, Mack-Cali Realty Corporation, Paramount Group, Inc. and Vornado Realty Trust.

SL GREEN REALTY CORP.

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continue to respond to stockholder feedback, with a substantial majority voting in favor of our 2015 8 Approval of Say-on-Pay Proposals • Our Say-on-Pay Proposal has been approved EVERY year since it was first introduced in 2011 • Support for our executive compensation program has increased over the past several years as we proposal (increased from 50.2% approval in 2013 to 61.9% in 2014 and 66.4% in 2015) Reduction in 2015 Bonus • CEO’s annual bonus was reduced by $1 million or 12.5% • Decrease is attributed to the underperformance of the Company’s stock price in 2015 Pay for Performance Alignment • 90.6% of our CEO’s total direct compensation was variable with 74.8% in the form of equity • Formulaic bonus program with 100% of our CEO’s 2016 bonus to be determined based on pre-established performance goals • Under the ISS pay-for-performance evaluation, we received a low concern under the relative degree of alignment and absolute alignment test and received a medium concern on the multiple of peer group median test (but only modestly above the threshold for medium) Mandatory holding period • Equity bonus and contract awards are subject to a mandatory 2-year no-sale period after vesting Outperformance Plan • Our outperformance plan provides strong and direct alignment with the long-term stockholder interests and only rewards executives after our stockholders receive a meaningful return • Employs robust hurdles that require an absolute TRS of 50% and a relative TRS in the top 25% of REITs in the MSCI U.S. REIT Index to earn the maximum award Strong Compensation Governance • Compensation clawback policy • Double trigger change-in control provisions on cash and equity vesting • No dividends or distributions paid on unearned performance-based equity • No excise tax gross-ups • Maintain robust stock ownership guidelines (8x salary for our CEO) • Prohibit hedging transactions by executive officers and directors 2015 Executive Compensation Highlights

If you have any questions or concerns regarding this presentation or if you would like any further information, please contact John Alschuler, our Lead Independent Director and the Chairman of our Board’s Compensation Committee, at (212) 594-2700. 9 Your vote is important.We urge you to vote FOR all director nominees (Proposal 1), our advisory vote on the compensation of our named executive officers (Proposal 2), ratification of appointment of independent registered public accounting firm (Proposal 3) and our Fourth Amended and Restated Stock Option and Incentive Plan (Proposal 4). Conclusion